As filed with the Securities and Exchange Commission on February 26, 2025

Registration No. 333-268174

Registration No. 333-270366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT (333-268174)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT (333-270366)

UNDER

THE SECURITIES ACT OF 1933

Sonendo, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	20-5041718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26061 Merit Circle, Suite 102

Laguna Hills, CA 92653

(949) 766-3636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bjarne Bergheim

President and Chief Executive Officer

26061 Merit Circle, Suite 102

Laguna Hills, CA 92653

(949) 766-3636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael Sanders

Anne G. Peetz

Reed Smith LLP

1901 Avenue of Stars, Suite 700

Los Angeles, CA 90067-6078

Approximate date of commencement of proposed sale to the public: N/A. This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTES

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”) are being filed by Sonendo, Inc. (the “Company”) to deregister all unsold securities of the Company remaining under the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (note that the number of securities listed as being registered pursuant to each Registration Statement listed below does not take into account corporate actions, such as stock splits, taken in the interim):

●

Registration Statement on Form S-3 (No. 333-268174), filed on November 4, 2022, as amended on November 14, 2022, and declared effective on November 16, 2022, pertaining to the registration of an aggregate 66,361,382 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

●

Registration Statement on Form S-3 (No. 333-270366), filed on March 8, 2023, as amended on May 9, 2023, and declared effective on May 12, 2023, pertaining to the registration of an unspecified number of (i) shares of Common Stock, (ii) shares of preferred stock of the Company, par value $0.001 per share, (“Preferred Stock”), (iii) debt securities (“Debt Securities”), (iv) warrants for the purchase of Common Stock, Preferred Stock, or Debt Securities, (v) rights for the purchase of Common Stock, Preferred Stock, or Debt Securities, and (vi) units comprising two or more aforementioned securities, up to a maximum aggregate offering price of $100,000,000.

On April 11, 2024, the New York Stock Exchange LLC (the “NYSE) filed a Form 25 with the SEC to complete the delisting of the Common Stock from the NYSE. The Company thereafter traded on OTC Markets Group Inc.’s (“OTC”) OTCQX U.S. tier (the “OTCQX”). On February 7, 2025, the Company no longer met the continued listing requirements of the OTCQX, and therefore, the Common Stock was moved from the OTCQX to the OTC Pink market. The Company intends to file a Form 15 with the SEC to notify the SEC of its suspended reporting obligation under Section 15(d) of the Securities Exchange Act of 1934 on or about February 26, 2025.

As a result of the delisting and deregistration of the Company’s securities, the Company is terminating all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Hills, State of California, on this 26th day of February, 2025.

SONENDO, INC.

By:	/s/ Bjarne Bergheim
Name:	Bjarne Bergheim
Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.